                                                                    Exhibit 11.1



                   ARBOR HEALTH CARE COMPANY AND SUBSIDIARIES

                STATEMENT RE COMPUTATION OF NET INCOME PER SHARE

                      (IN THOUSANDS, EXCEPT PER SHARE DATA)





                                          THREE MONTHS ENDED   SIX MONTHS ENDED
                                                  JUNE 30          JUNE 30
                                            ----------------    ----------------
                                             1996      1997      1996      1997
                                            ------    ------    ------    ------

Net income (1)                              $2,243    $2,783    $4,266    $5,310
                                            ======    ======    ======    ======
Weighted average shares outstanding
 Common Stock                                6,895     6,921     6,894     6,914
 Common Stock equivalents based upon the
   treasury stock method                        92       106        85        92
                                            ------    ------    ------    ------
Total(2)                                     6,987     7,027     6,979     7,006
                                            ======    ======    ======    ======
Net income per share (1) / (2)              $ 0.32    $ 0.40    $ 0.61    $ 0.76
                                            ======    ======    ======    ======